Exhibit 8(a)
                                                               ------------


                    [Letterhead of Mayer, Brown & Platt]


                              November 9, 1999



United Air Lines, Inc.
1200 East Algonquin Road
Elk Grove Village, Illinois 60007

Ladies and Gentlemen:

         We have acted as special tax counsel for United Air Lines, Inc., a Delaware corporation ("United"), in connection with the preparation of the Registration Statement on Form S-3 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of certain series (each, a "Series") of Pass Through Certificates (the "Certificates"). Each such Series will represent an undivided interest in a trust (the "Trust") to be formed pursuant to a Supplement to a Pass Through Trust Agreement between United and the Trustee specified in the related Prospectus Supplement.

         We hereby confirm that the statements set forth in the prospectus relating to the Certificates (the "Prospectus") forming a part of the Registration Statement under the heading "Federal Income Tax Consequences", which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to federal tax matters, are a fair and accurate discussion of all material federal income tax consequences, and we hereby confirm and adopt the opinions set forth therein. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

         The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

         In addition, the opinion set forth in this letter is based solely on the facts and circumstances set forth in the Prospectus. This opinion shall not apply to any particular issuance of a Series if the facts and circumstances with respect to such Series vary from those set forth in the Prospectus.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are "experts" within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                             Very truly yours,

                                             s/s

                                             MAYER, BROWN & PLATT